Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

SECOND-QUARTER 2005 EARNINGS

Safeway reports strong same store sales increases

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA –July 26, 2005

Results From Operations

Safeway Inc. today reported net income of $134.0 million ($0.30 per diluted share) for the second quarter ended June 18, 2005 compared to $155.2 million ($0.35 per diluted share) for the second quarter of 2004.

Earnings per diluted share in the second quarter of 2005 were flat compared to the second quarter of 2004, after excluding stock option expense of $0.02 per diluted share in 2005 and an income tax benefit of $0.03 per diluted share in 2004.

“Our strategy to differentiate our offering has resulted in broad-based sales improvement,” said Steve Burd, Chairman, President and CEO. “Consumers have responded enthusiastically to the improved quality of our perishables, to our proprietary brands, to the greater everyday value we have brought to the center of our store, and to our Lifestyle stores. We have improved non-fuel identical store sales eight of the last ten quarters and experienced two consecutive quarters of markedly positive non-fuel identical store sales, which we believe confirms the strategy is working.”

Sales and Other Revenue

Total sales increased 4.7% to $8.8 billion in the second quarter of 2005 from $8.4 billion in the second quarter of 2004. Safeway’s marketing strategies and the recovery from last year’s strike in Southern California drove this sales increase. However, a shift in Easter holiday sales, which occurred in the second quarter of last year compared to the first quarter of this year, reduced the sales increase.

Comparable store sales increased 3.3% and identical store sales (which exclude replacement stores) increased 2.8% for the second quarter of 2005. Further, excluding the effect of fuel sales, identical store sales increased 1.4%. When adjusted for the Easter holiday, non-fuel identical store sales increased 2.6%.

Gross Profit

Gross profit margin declined 42 basis points to 28.74% of sales in the second quarter of 2005 compared to 29.16% in the second quarter of 2004. Higher fuel sales (which have a lower gross margin) reduced gross profit by 36 basis points. The recovery from the strike in Southern California improved gross margin but was offset by increased advertising, investments in price and other expenses.

Operating and Administrative Expense

Operating and administrative expense improved 9 basis points to 25.30% of sales in the second quarter of 2005 from 25.39% in the second quarter of 2004. This improvement is primarily due to the ongoing recovery from the strike at Vons, increased sales from fuel and restructured labor agreements, offset by stock option expense, labor costs associated with the grand opening of Lifestyle stores, higher retail bonus accruals and other store operating costs.

In 2005, Safeway early adopted Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, which requires that stock options be expensed. The noncash expense for stock options was $17.7 million ($0.02 per diluted share) in the second quarter of 2005.

Interest Expense

Interest expense was $94.5 million in the second quarter of 2005, down slightly from $95.5 million in the second quarter of 2004. Indebtedness was lower in the second quarter of 2005 compared to the second quarter of 2004, while average interest rates were higher.

Income Tax Expense

Income tax expense was $82.4 million, or 38.1% of pretax income, in the second quarter of 2005 compared to 31.4% in the second quarter of 2004. Safeway’s effective tax rate was lower in the second quarter of 2004 due to a tax benefit of $12.5 million arising from the favorable resolution of various tax issues.

24-Week Results

Net income for the first 24 weeks of 2005 was $265.3 million ($0.59 per diluted share) compared to $198.3 million ($0.44 per diluted share) in the first 24 weeks of 2004. The gross profit margin was 28.98% in 2005 compared to 29.66% in 2004. Operating and administrative expense was 25.55% of sales in 2005 compared to 26.73% of sales in 2004.

Capital Expenditures

Safeway invested $515.1 million in capital expenditures in the first 24 weeks of 2005. The company opened eight new Lifestyle stores and completed 83 Lifestyle remodels. For the year, the company has increased expected capital expenditures to approximately $1.5 billion from $1.4 billion. The company expects to open approximately 25 new Lifestyle stores and complete approximately 290 to 295 Lifestyle remodels. By year-end 2005, approximately 25% of Safeway’s store base will be in the Lifestyle format.

Cash Flow

Net cash flow from operating activities was $671.8 million in the first 24 weeks of 2005 compared to $1,047.7 million in the first 24 weeks of 2004. This change was primarily because of higher income tax payments in 2005 and lower prepaid expense and receivables in 2004.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, was $484.7 million for the first 24 weeks of 2005 compared to $432.1 million in 2004.

Financing activities, which consist primarily of cash used to pay down debt, used cash flow of $131.9 million in the first 24 weeks of 2005 compared to $576.4 million in 2004.

Quarterly Dividend

On July 7, 2005, Safeway paid a dividend of $0.05 per common share to shareholders of record as of June 16, 2005. The payout totaled $22.4 million.

Guidance

Safeway is raising guidance for 2005 identical store sales (excluding fuel) to a range of 2.5% to 2.8% from the previously provided range of 1.2% to 1.5%. The company is comfortable with current analyst consensus earnings estimates of $1.45 per diluted share for 2005 (excluding any voluntary employee buyouts) as posted by Thomson First Call.

As a result of the $100 million increase in forecasted capital spending in the second half of 2005, the company’s expected free cash flow is being narrowed to a range of $500 million to $600 million for the year.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,801 stores in the United States and Canada and had annual sales of $35.8 billion in 2004. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing second-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT July 26, 2005. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, identical store sales, comparable store sales, dividend payments, capital expenditures, free cash flow, effects of restructuring labor contracts, and the effects of the Southern California strike, including the improvement of sales since the strike, and are indicated by words or phrases such as “guidance,” “expects,” “estimate,” “forecast” and similar words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, including the effect of the Southern California labor dispute, and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future, voluntary employee buyouts, unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, performance in new business ventures, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in our most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	June 18, 2005	June 19, 2004	June 18, 2005	June 19, 2004
Sales and other revenue	$8,803.0	$8,406.5	$17,424.4	$16,089.3

Cost of goods sold	(6,273.1)	(5,954.8)	(12,375.0)	(11,316.6)

Gross profit	2,529.9	2,451.7	5,049.4	4,772.7

Operating and administrative expense	(2,227.5)	(2,134.7)	(4,451.6)	(4,300.5)

Operating profit	302.4	317.0	597.8	472.2

Interest expense	(94.5)	(95.5)	(184.8)	(191.7)

Other income, net	8.5	4.7	16.2	7.8

Income before income taxes	216.4	226.2	429.2	288.3

Income tax expense	(82.4)	(71.0)	(163.9)	(90.0)

Net income	$134.0	$155.2	$265.3	$198.3

Basic earnings per share	$0.30	$0.35	$0.59	$0.45

Diluted earnings per share	$0.30	$0.35	$0.59	$0.44

Weighted average shares outstanding:
Basic	447.5	445.6	447.2	444.8

Diluted	450.1	449.4	449.2	448.8

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 18, 2005	Jan. 1, 2005
ASSETS

Current assets:
Cash and equivalents	$317.1	$266.8
Receivables	339.6	339.0
Merchandise inventories	2,673.9	2,740.7
Other current assets	258.8	251.2

Total current assets	3,589.4	3,597.7

Total property, net	8,699.9	8,689.4

Goodwill	2,403.1	2,406.6
Other long-term assets	649.4	683.7

Total assets	$15,341.8	$15,377.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$1,291.9	$596.9
Current obligations under capital leases	38.8	42.8
Accounts payable	1,806.0	1,759.4
Other current liabilities	1,170.3	1,393.0

Total current liabilities	4,307.0	3,792.1

Long-term debt:
Notes and debentures	4,655.1	5,469.7
Obligations under capital leases	642.6	654.0

Total long-term debt	5,297.7	6,123.7

Other long-term liabilities	1,175.1	1,154.7

Total liabilities	10,779.8	11,070.5

Total stockholders’ equity	4,562.0	4,306.9

Total liabilities and stockholders’ equity	$15,341.8	$15,377.4

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	24 Weeks Ended
	June 18, 2005	June 19, 2004
OPERATING ACTIVITIES
Net cash flow from operating activities	$671.8	$1,047.7

INVESTING ACTIVITIES
Cash paid for property additions	(515.1)	(479.4)
Proceeds from sale of property	48.9	80.3
Other	(18.5)	(33.0)

Net cash flow used by investing activities	(484.7)	(432.1)

FINANCING ACTIVITIES
Payments on short-term borrowings, net	(10.9)	(1.0)
Additions to long-term borrowings	151.0	28.5
Payments on long-term borrowings	(280.0)	(621.2)
Net proceeds from exercise of stock options	8.5	17.2
Other	(0.5)	0.1

Net cash flow used by financing activities	(131.9)	(576.4)

Effect of changes in exchange rates on cash	(4.9)	(7.6)

Increase in cash and equivalents	50.3	31.6

CASH AND EQUIVALENTS
Beginning of period	266.8	174.8

End of period	$317.1	$206.4

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	24 Weeks Ended		Forecast Fiscal 2005		Fiscal 2004
	June 18, 2005	June 19, 2004	Low	High
Net cash flow from operating activities	$671.8	$1,047.7	$1,900.0	$2,000.0	$2,226.4
Net cash flow used by investing activities	(484.7)	(432.1)	(1,400.0)	(1,400.0)	(1,070.3)

Free cash flow	$187.1	$615.6	$500.0	$600.0	$1,156.1

TABLE 2: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	24 Weeks Ended
	June 18, 2005	June 19, 2004
Capital expenditures	$515.1	$479.4
Stores opened	8	12
Stores closed	9	17
Stores at end of period	1,801	1,812
Remodels completed	83	30
Square footage (in millions)	82.2	82.3
Number of fuel stations at end of period	322	292

TABLE 3: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters June 18, 2005	A Year Ended Jan. 1, 2005	B 24 Weeks Ended June 18, 2005	C 24 Weeks Ended June 19, 2004
Net income	$627.2	$560.2	$265.3	$198.3
Add (subtract):
Income taxes	307.6	233.7	163.9	90.0
Interest expense	404.3	411.2	184.8	191.7
Depreciation	909.7	894.6	421.3	406.2
Lifo (income) expense	(15.2)	(15.2)	4.6	4.6
Stock option expense	28.3	—	28.3	—
Property impairment charges	40.0	39.4	15.2	14.6
Equity in earnings of unconsolidated affiliates, net	(19.1)	(12.6)	(7.0)	(0.5)

Total Adjusted EBITDA	$2,282.8	$2,111.3	$1,076.4	$904.9

Total debt at June 18, 2005	$6,628.4
Less cash and equivalents in excess of $75.0 at June 18, 2005	(242.1)

Adjusted Debt	6,386.3

Adjusted EBITDA as a multiple of interest expense	5.65
Minimum Adjusted EBITDA as a multiple of interest under bank credit agreement	2.00

Adjusted Debt to Adjusted EBITDA	2.80
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 4: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters June 18, 2005	A Year Ended Jan. 1, 2005	B 24 Weeks Ended June 18, 2005	C 24 Weeks Ended June 19, 2004
Net cash flow from operating activities	$1,850.5	$2,226.4	$671.8	$1,047.7
Add (subtract):
Income taxes	307.6	233.7	163.9	90.0
Interest expense	404.3	411.2	184.8	191.7
Deferred income taxes	29.2	29.2	—	—
Net pension expense	(114.7)	(112.9)	(53.5)	(51.7)
Accrued claims and other liabilities	(93.0)	(117.5)	(47.9)	(72.4)
Gain (loss) on property retirements and lease exit costs	25.3	(20.6)	11.3	(34.6)
Changes in working capital items	(126.4)	(538.2)	146.0	(265.8)

Adjusted EBITDA	$2,282.8	$2,111.3	$1,076.4	$904.9

TABLE 5: SAME STORE SALES INCREASES

	12 Weeks Ended June 18, 2005
	Comparable Store Sales Increases	Identical Store Sales Increases
As reported	3.3%	2.8%
Excluding fuel sales	1.9%	1.4%
Adjusted for Easter holiday	3.1%	2.6%